Exhibit 99.2
SUPERVALU Announces the Resignation of CFO Bruce Besanko

MINNEAPOLIS, Minn.--(BUSINESS WIRE) -- June 26, 2017 -- SUPERVALU INC. (NYSE: SVU) today announced that Bruce Besanko has informed the Company’s Board of Directors of his intention to resign his positions as Executive Vice President, Chief Operating Officer and Chief Financial Officer effective July 5, 2017 to pursue an opportunity outside the Company.
SUPERVALU also announced that Rob Woseth, the Company’s Executive Vice President, Chief Strategy Officer, will assume the additional position of Interim Chief Financial Officer, and David Johnson, the Company’s Vice President, Controller, will assume the additional position of Interim Chief Accounting Officer, while the Company completes a search for a permanent chief financial officer.
“On behalf of SUPERVALU, I want to thank Bruce for his service over the past four years. Bruce made numerous contributions to this organization, including improvements to the Company’s capital structure that have laid the groundwork for our transformation. We wish Bruce well in his future endeavors,” said Mark Gross, President and Chief Executive Officer. “Rob and David are important leaders at the Company, and I am very pleased that they will assume these interim roles.”
About SUPERVALU INC.
(The following information on sales, store counts and employees is as of SUPERVALU’s last fiscal year end and does not include Unified Grocers)

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $12 billion in fiscal 2017. SUPERVALU serves customers across the United States through a network of 2,363 stores including 1,902 stores operated by wholesale customers serviced primarily by the Company’s food distribution business and 217 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of February 25, 2017). Headquartered in Minnesota, SUPERVALU has approximately 29,000 employees.

For more information about SUPERVALU visit www.supervalu.com.
INVESTOR CONTACT:
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

MEDIA CONTACT:
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com